Exhibit 3.32.3

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

ET SUB-WAYNE I LIMITED PARTNERSHIP, L.L.P.

THIS AMENDED AND RESTATED AGREEMENT OF ET SUB-WAYNE I LIMITED PARTNERSHIP, L.L.P. is entered into as of November 24, 1999 by and among Eldertrust Operating Limited Partnership, a Delaware limited partnership, as the limited partner (the “Limited Partner”), and ET Wayne Finance, L.L.C., a Delaware limited liability company, as the general partner (the “General Partner”). The General Partner and the Limited Partner are each referred to herein individually as a “Partner” and collectively as the “Partners.”

WHEREAS, ET Sub-Wayne I Limited Partnership, L.L.P. (the “Partnership”) was formed pursuant to a Certificate of Limited Partnership dated as of January 16, 1998 and filed with the Virginia State Corporation Commission on January 20, 1998 and the Former General Partner (as defined below) has filed a Statement of Registration as a limited liability partnership relating to the Partnership;

WHEREAS, ET Genpar, L.L.C. (the “Former General Partner”) and the Limited Partnership entered into that certain Agreement of Limited Partnership of ET Sub-Wayne I Limited Partnership, L.L.P. dated as of January 30, 1998 (the “Initial Partnership Agreement”);

WHEREAS, pursuant to that certain Assignment and Assumption of Partnership Interest and Consent among the Former General Partner, the General Partner and the Limited Partner dated as of even date herewith and entered into immediately prior to this Agreement, the Former General Partner assigned all of its right, title and interest in and to the general partner interest of the Partnership to the General Partner;

WHEREAS, the parties hereto desire to enter into this Agreement for the purpose of amending and restating the Initial Partnership Agreement in its entirety to set forth the rights and obligations of, the relationships among, and certain other provisions governing the conduct of the affairs of, the Partners; and

WHEREAS, certain capitalized terms have the meanings set forth on Appendix I hereto.

NOW, THEREFORE, in consideration of the mutual agreements made herein, the parties hereby agree to continue the Partnership as a limited partnership under the Virginia Revised Uniform Limited Partnership Act (Va. Code Ann. § 50-73.1, et seq.), as amended from time to time, (the “Act”) as follows:

1. Name. The name of the limited partnership shall be ET Sub-Wayne I Limited Partnership, L.L.P.

2. Purpose. The sole purpose of the Partnership is to acquire, own, develop, mortgage, encumber, hypothecate, lease, sell, maintain, improve, alter, remodel, expand, manage, and otherwise operate and deal with the Facility, including obtaining financing and refinancing for the above purposes, selling or otherwise disposing of all or any part of the Property, and investing and reinvesting any funds held in reserve. Notwithstanding anything contained herein to the contrary, the Partnership shall not engage in any business, and it shall have no purpose unrelated to the Property and shall not acquire any real property or own assets other than those related to the Property or otherwise in furtherance of the purposes of the Partnership.

3. Registered Office. The registered office of the Partnership in the Commonwealth of Virginia is 5511 Staples Mill Road, Richmond, Virginia 23228.

4. Registered Agent. The name and address of the agent for service of process on the Partnership in the Commonwealth of Virginia is Edward R. Parker, Esq., 5511 Staples Mill Road, Richmond, Virginia 23228.

5. Partners. The names and business addresses of the Partners are as follows:

General Partner:

c/o ElderTrust

101 East State Street, Suite 101

Kennett Square, Pennsylvania 19348

Limited Partner:

101 East State Street, Suite 101

Kennett Square, Pennsylvania 19348

6. Power and Authority of General Partner.

(a) Exclusive Authority. The General Partner, in its capacity as general partner, shall have all rights, powers and authority possessed by general partners under the Act and all other laws of the Commonwealth of Virginia. Without limiting the foregoing, the General Partner shall have the right, power and authority, acting for and on behalf of the Partnership, inter alia, to take all actions and execute and deliver all agreements on behalf of the Partnership in connection with the business of the Partnership, including, without limitation, the authority to cause the Partnership to sell, exchange, lease, pledge, mortgage, or otherwise deal with all or any of its assets or to merge or consolidate with or into any other entity (regardless of whether the Partnership is the surviving entity), as determined by the General Partner in its sole and absolute discretion and without the vote or consent of any Limited Partner. The General Partner also shall have the right, power and authority to execute and deliver on behalf of the Partnership any contract, agreement or other instrument or document required or otherwise appropriate to acquire, sell, operate or encumber the Partnership’s properties.

(b) Limitations on Authority. During the Covered Period, the Partnership shall not, and the General Partner shall not permit the Partnership to, incur, create or assume any debt, secured or unsecured, direct or contingent or guarantee or have any consensual contingent obligation for the obligations of any other Person, except for obligations under or permitted under the Mortgage (provided, that this provision shall not be deemed to prohibit customary joint and several obligations between the Partnership and any other entity constituting a borrower under the Loan Documents or whose property or assets have been pledged to secure obligations under the Loan Documents, indemnification and contribution agreements by the Partnership and its Affiliates entered into under this Agreement or commercially reasonable indemnification obligations incurred in the ordinary course of business of the Partnership).

7. Management of Business. Management of the Partnership’s business shall in every respect be the full and exclusive responsibility of the General Partner. The General Partner shall have the right, power and authority to delegate any or all of its management duties to any other Person (including an affiliate of the General Partner) and to cause the Partnership to reasonably compensate any such Person for services rendered to or for the benefit of the Partnership, including a reasonable allowance for overhead expenses. No Limited Partner shall take part in the management or control of the business of the Partnership or transact any business in the name of the Partnership. No Limited Partner shall have any power or authority to bind the Partnership or to sign any agreement or document in the name of the Partnership.

8. Outside Activities. Except as may be otherwise limited or provided for in any other agreement between the Partnership and a Partner, the Partners may engage in and possess interests in other business ventures (including limited partnerships) of every kind and description whatsoever, including, without limitation, interests in other entities that may compete with the Partnership’s business. Neither the Partnership nor any of the Partners shall have any rights by virtue of this Agreement in or to such other business ventures or to the income or profits derived therefrom.

9. Actions Prior to Agreement. Each and every act and action taken by the General Partner on behalf of the Partnership prior to the date hereof is hereby ratified and confirmed for all purposes and in all respects.

10. Partners or Affiliates Dealing with Partnership. Each of the Partners and any of their affiliates shall have the right to contract or otherwise deal with the Partnership.

11. Liability of General Partner to the Partnership and the Limited Partner. The General Partner shall not be liable, responsible or accountable in damages, for the return of capital contributions or otherwise to the Limited Partner or to the Partnership for any acts performed in good faith and within the scope of this Agreement except to the extent that a court of competent jurisdiction finds, upon entry of a final judgment, that its actions and/or omissions are attributable to gross negligence, willful misconduct, recklessness, malfeasance or fraud.

12. Indemnification.

(a) The Partnership shall indemnify, defend and hold harmless the Partners, their stockholders, members, owners, partners, directors, officers, employees and agents from and against any loss, liability, damage, cost or expense (including reasonable attorneys’ fees) arising out of or alleged to arise out of any demands, claims, suits, actions or proceedings against any of them in or as a result of or relating to their respective capacities, actions or omissions with respect to the Partnership, or otherwise concerning the business or affairs of the Partnership including, without limitation, any demands, claims, suits, actions or proceedings, initiated by any of the Partners; provided, however, that the acts or omissions of the General Partner shall not be indemnified thereunder to the extent a court of competent jurisdiction finds, upon entry of a final judgment, that the same resulted from gross negligence, willful misconduct, recklessness, malfeasance or fraud.

(b) The rights of indemnification contained in this Section 12 shall be cumulative of, and in addition to, any and all rights, remedies and recourse to which any indemnified party shall be entitled, whether pursuant to the provisions of this Agreement, at law or in equity. Indemnification shall be made solely and entirely from assets of the Partnership (excluding, for these purposes, all assets of the Partners other than those of and attributable to such Partner’s interest in the Partnership), and no Partner shall be personally liable to any indemnified party under this Section 12.

(c) Any person or entity, when entitled to indemnification pursuant to this Section 12, shall be entitled to receive, upon application therefor, advances to cover the costs of defending any proceeding. All rights to indemnification hereunder shall survive the dissolution of the Partnership and the death, retirement, incompetency, insolvency or bankruptcy of any Partner.

13. Dissolution Events. Except as set forth in this Section 13, no Partner shall have the right to dissolve the Partnership. The Partnership shall not be dissolved by the admission of substituted or additional Partners.

(a) The Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of (i) December 31, 2096; (ii) an event of withdrawal of the General Partner, as defined in §50-73.49(3) of the Act; (iii) the entry of a decree of judicial dissolution of the Partnership pursuant to §50-73.50 of the Act; or (iv) all Partners so elect, provided that the Partnership shall not be dissolved during the Covered Period.

(b) Notwithstanding the provisions of Section 13(a) hereof the Partnership shall not be dissolved and the business of the Partnership shall be continued with the Partnership properties and assets, and such properties and assets shall not be liquidated, if following any event described in Section 13(a)(ii), (x) there is at least one remaining General Partner and all remaining General Partners elect to continue the business of the Partnership, which is hereby expressly permitted, or (y) within ninety (90) days after the occurrence of such event of withdrawal, all remaining Partners agree in writing to continue the business of the Partnership and to the appointment effective as of the date of such withdrawal of one or more Persons to be admitted to the Partnership as general partner if necessary or desired. Upon the satisfaction of all conditions necessary to the continuation of the Partnership, including the admission of a successor general partner thereof and the amendment of the Partnership’s certificate (if required by applicable law), the Partnership shall be continued without any further consent or approval of any Partner, in which case the Partnership shall continue to conduct the business of the Partnership with the Partnership’s properties and assets in accordance with, and the Partnership and interests of the Partners shall continue to be governed by, the terms and provisions of this Agreement.

14. Capital Contributions. No Partner shall be required to make any additional Capital Contribution to the Partnership.

15. Capital Accounts. The Partnership shall maintain for each Partner a separate Capital Account in accordance with the provisions of Section 1.704-1(b)(2)(iv) of the Treasury Regulations. The Capital Account balance for each Partner as of the date of this Agreement is set forth on Schedule A.

16. Allocations of Profits and Losses. The Partnership’s profits and losses shall be allocated among the Partners on the basis of the Agreed Value of the Capital Contributions made by each Partner to the Partnership as set forth on Schedule A hereto.

17. Distributions Other than Upon Liquidation. At such times as the General Partner may determine, the General Partner may cause the Partnership to distribute some or all of the cash held by it which is not reasonably necessary for the operation of the Partnership. Cash available for distribution shall be distributed to the Partners in proportion to their respective Percentage Interests.

18. Liquidation. Upon the dissolution of the Partnership, any nonwithdrawing General Partner that is not bankrupt or insolvent, or if there is none, any nonwithdrawing Limited Partners that are not bankrupt or insolvent, or if there are none, a liquidating trustee appointed in accordance with the Act to wind up the Partnership’s affairs, shall with diligence liquidate the assets of the Partnership. The net proceeds of the liquidation of the Partnership, together with all assets of the Partnership at the time of such liquidation, shall be applied and distributed according to the following priorities:

(i)	to the payment of the expenses of liquidation and the debts and liabilities of the Partnership (other than any debts or liabilities of the Partnership to any of the Partners);

(ii)	to the payment of any debts or liabilities of the Partnership to any of the Partners, provided that, if the amount available for such payment shall be insufficient, such payment shall be made pro rata in accordance with the respective amounts of such debts and liabilities;

(iii)	to the creation of any reserves which the liquidating Partners or liquidating trustee, as the case may be, deem reasonably necessary for the payment of any contingent or unforeseen liabilities or obligations of the Partnership; and

(iv)	to the Partners, in accordance with the positive balances in their Capital Accounts.

All distributions with respect to the Partnership and all returns of Capital Contributions to each Partner shall be payable solely from the assets of the Partnership and no Partner shall have any recourse against any other Partner for such distributions or returns.

19. Separateness Requirements.

(a) Notwithstanding anything to the contrary contained herein, during the Covered Period, the Partnership and each Partner agree that the Partnership, will:

(i)	maintain its books and records and bank accounts separate from those of any other Person (except that, for accounting and reporting purposes, the Partnership may be included in the consolidated financial statements of an equity owner of the Partnership in accordance with GAAP);

(ii)	maintain an arm’s length relationship with its Partners, other Affiliates and any other party furnishing services to it;

(iii)	maintain its books, records, resolutions and agreements as official records;

(iv)	conduct its business in its own name and through its own authorized officers and agents (except that the Property is operated under the “Wayne Nursing and Rehabilitation Center” trade name);

(v)	prepare and maintain its financial statements, accounting records and other entity documents separate from those of any other Person (except for inclusion in consolidated financial statements of an equity owner, as described in clause (i) above);

(vi)	except as contemplated under the Facility Lease, the Loan Documents and under the provisions of paragraph (viii) below, pay its own liabilities out of its own funds and assets;

(vii)	observe all partnership formalities necessary to maintain its identity as an entity separate and distinct from all of its Affiliates;

(viii)	participate in the fair and reasonable allocation, and pay its share, of any and all overhead expenses and other common expenses for facilities, goods or services provided to multiple entities;

(ix)	use its own stationery, invoices and checks (except when acting in a representative capacity, in which event such capacity shall be disclosed);

(x)	hold and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person (except for inclusion in consolidated financial statements of an equity owner, as described in clause (i) above);

(xi)	except as may otherwise be contemplated by the Loan Documents, deposit all of its funds in checking accounts, savings accounts, time deposits or certificates of deposit in its own name or invest such funds in its own name;

(xii)	hold its assets in its own name, except as contemplated under the Loan Documents;

(xiii)	maintain a sufficient number of employees (which may be zero) for its contemplated business and pay the salaries of such employees from its own funds; and

(xiv)	maintain adequate capital for the conduct of its business.

(b) Notwithstanding anything to the contrary contained herein, during the Covered Period, the Partnership, and each Partner agrees that the Partnership, will not:

(i)	seek or consent to any dissolution, winding up, liquidation, consolidation, merger or sale of all or substantially all of its assets;

(ii)	fail to correct any known misunderstanding regarding its separate identity;

(iii)	except as otherwise contemplated under the Facility Lease and the Loan Documents, commingle its funds or other assets with those of any other Person;

(iv)	assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person, except as otherwise contemplated or permitted by the Loan Documents (provided, that this provision shall not be deemed to prohibit indemnification and contribution agreements by the Partnership and its Affiliates entered into under this Agreement, the Facility Lease or commercially reasonable indemnification obligations incurred in the ordinary course of business of the Partnership);

(v)	acquire obligations or securities of its Partners;

(vi)	pledge any of its assets for the benefit of any other Person, except as otherwise contemplated or permitted by the Loan Documents;

(vii)	make any loans to any other Person, or buy or hold evidence of indebtedness issued by any other Person (except as provided in the Loan Documents);

(viii)	identify its Partners or any of its Affiliates as a division or part of it (except for inclusion in consolidated financial statements of an equity owner);

(ix)	engage (either as transferor or transferee) in any material transaction with any Affiliate other than for fair value and on terms similar to those obtainable in arms-length transactions with unaffiliated parties, or engage in any transaction with any Affiliate involving any intent to hinder, delay or defraud any entity;

(x)	engage in any business activity or operate for any purpose other than as stated in Section 2 of this Agreement;

(xi)	have or create any subsidiaries, or hold any equity interest in any other Person (except to the extent permitted under the Loan Documents); or

(xii)	fail to file separate federal or state income tax returns, if required by applicable law.

(c) Notwithstanding anything to the contrary contained herein, during the Covered Period, each Partner will:

(i)	observe all customary formalities necessary to maintain its identity as an entity separate and distinct from the Partnership and all of its other Affiliates;

(ii)	hold itself out as a separate and distinct entity from the Partnership and not identify the Partnership as a division of the Partner;

(iii)	maintain its books and records and bank accounts separate from any other Person (except that, for accounting and reporting purposes, the Partner may be included in the consolidated financial statements of an equity owner of the Partner in accordance with GAAP); and

(iv)	hold its assets in its own name.

20. Special Voting Matters.

(a) Sale, Consolidation, Merger. Subject to the provisions of Section 20(b) hereof, the Partnership shall not, without the approval of the General Partner, consolidate, merge or sell all or substantially all of its assets.

(b) Bankruptcy. The Partnership shall not, without the approval of the General Partner and the affirmative vote of all the Managers, including (during the Covered Period) the affirmative vote of the Independent Member and the Independent Manager (which shall be granted only if such action is approved by the Independent Director), institute proceedings for the Partnership to be adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Partnership, or file a petition with respect to the Partnership or consent to a petition with respect to the Partnership seeking reorganization or relief under any applicable Federal or state laws relating to bankruptcy or insolvency, or appoint or consent to the appointment of receiver, liquidator, custodian, assignee, trustee, sequestrator (or other similar official) of the Partnership or a substantial part of its properties, or make any assignment for the benefit of creditors, or except as required by law, admit in writing the inability to pay its debts generally as they become due, or take any action as a limited liability company in furtherance of any such action.

21. Transfers of Partnership Interests. A Limited Partner may not assign any part of its partnership interest without the prior written consent of the General Partner. The Limited Partner has no right to grant an assignee of its partnership interest the right to become a substituted limited partner. The General Partner shall have no right to transfer or assign any part of its partnership interest without the prior written consent of the Limited Partner and, in any event, shall be permitted only if such transfer or assignment does not violate the Mortgage.

22. Additional Partners.

(a) The General Partner may admit additional persons or entities as partners at such times and on such terms as the General Partner may determine in its sole and absolute discretion. The Partnership shall continue as a limited partnership under the Act after the admission of any additional partners pursuant to this Section 22.

(b) The withdrawal or admission of any limited partner pursuant to this Section 22 shall be accomplished by the amendment of this Agreement of Limited Partnership and, if required by the Act, the filing of a certificate of amendment with the Virginia State Corporation Commission.

23. Amendment. This Agreement may be amended or modified by a written instrument executed by the Partner. Notwithstanding the foregoing, during the Covered Period, the provisions of Sections 2, 6(b), 19(a), 19(b), 19(c), 20(a), 20(b), and this Section 23, and the definitions set forth in Appendix I used in the foregoing provisions, shall not be amended without the written consent of the Lender, and only upon confirmation from the applicable rating agencies that such amendment will not result in a qualification, withdrawal or downgrade of any rating assigned to any mortgage-backed securities relating to the Mortgage.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have duly executed this Amended and Restated Agreement of Limited Partnership as of the day and year first written above.

GENERAL PARTNER:

ET WAYNE FINANCE, L.L.C.

By:	/s/ D. Lee McCreary
Name:	D. Lee McCreary
Title:	President

LIMITED PARTNER:

ELDERTRUST OPERATING LIMITED PARTNERSHIP

By:	ElderTrust, general partner

By:	/s/ D. Lee McCreary
Name:	D. Lee McCreary
Title:	President and CEO

APPENDIX I

DEFINITIONS

As used in this Agreement, the following capitalized terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person.

“Capital Account” means, with respect to each Partner, the separate capital account for such Partner established under Section 15 of this Agreement and maintained in all events in the manner provided under, and in accordance with, Treasury Regulations Section 1.704-1(b)(2)(iv), as amended, and in accordance with the other provisions of Treasury Regulations Section 1.704-1(b) that must be complied with in order for the Capital Accounts to be determined and maintained in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv).

“Capital Contributions” means the aggregate amount of cash and Gross Asset Value of property contributed by a Partner to the capital of the Partnership, less the amount of indebtedness, if any, of such Partner which is assumed by the Partnership and/or the amount of indebtedness, if any, to which such property is subject, as of the date of contribution, without regard to the provisions of Code Section 7701(g), including without limitation, any amounts paid by a Partner (except to the extent indemnification is made by another Partner) in respect of any claims, liabilities or obligations of or against the Partnership and/or pursuant to any guaranty of any Partnership indebtedness or obligations by such Partner.

“Code” means the Internal Revenue Code of 1986, as amended (or any corresponding provision of succeeding law).

“control” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Covered Period” means that period of time commencing on the Effective Date and ending at such time as the Debt under the Mortgage shall be paid in full.

“Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the Federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis.

“Effective Date” means the date on which the Mortgage becomes effective.

“Facility” means the nursing home or other specialized or assisted-living care facility located on and in the Property.

“Facility Lease” means, collectively, (i) the Lease by and between the Partnership, as landlord, and the Tenant, as tenant, pursuant to which the Tenant leases the Property and the Facility from the Partnership and operates the Facility, (ii) any amendment, extension or replacement of such Lease between the Partnership and the Tenant, (iii) any other lease agreement with any other tenant pursuant to which the Partnership hereafter leases all or substantially all of the Property, and (iv) any other agreement between the Partnership and the Tenant or any other tenant providing for the management or operation of the Property or the Facility; provided, however, that during the Covered Period any such amendment, extension, replacement, other lease or other agreement shall have been entered into in compliance with any applicable terms of the Loan Documents (or, if not in compliance with any such applicable terms, then with the consent of the Lender).

“GAAP” means generally accepted accounting principles.

“Gross Asset Value” means with respect to any asset, such asset’s adjusted basis for Federal income tax purposes, except as follows:

(a)	The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the General Partner in its reasonable discretion;

(b)	The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values as determined by the General Partner in its reasonable discretion, as of the following times: (i) the acquisition of an additional interest in the Partnership by any new or existing Partners in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership Property, other than money, unless all Partners receive simultaneous distributions of undivided interests in the distributed property in proportion to their Percentage Interests; and (iii) the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(c)	The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704.1(b)(2)(iv)(m) and Section 16(g) hereof; and

(d)	If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (a), (b) or (c) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Independent Director” means a person who is not at, and has not been within the five years prior to, the time of his or her appointment and will not be serving as: (i) an officer, director, general partner, manager, employee, or an owner of any equity securities of the Independent Manager or any of its Affiliates (other than an owner of a de minimis amount of the equity securities of any Affiliate of the Independent Manager which has a class of securities registered under the Securities Act of 1934); (ii) a customer of, or supplier or service provider (including professionals) that receives any of its revenues from its activities with the Independent Manager or any Affiliate of the Independent Manager, such that such individual’s annual revenues derived from the Independent Manager and Affiliate of the Independent Manager exceeds 1% of such individual’s aggregate annual revenues; (iii) a person or other entity controlling or under the common control of any such equity owner, supplier, customer, or service provider; or (iv) a spouse, parent, sibling, child or grandchild of any person described in (i), (ii) or (iii); provided, however, that a person shall not be deemed to be a director or manager of an Affiliate of the Independent Manager solely by reason of serving as an independent director, independent manager or independent member of another single purpose entity that is an Affiliate of the Independent Manager; and provided further, that a Person shall not be disqualified from being an Independent Director solely by reason of such Person serving as an independent director or manager of another single purpose entity that would otherwise be deemed to be an Affiliate because they are under common control.

“Independent Manager” means a corporation that (i) is wholly owned by ElderTrust; (ii) has as its sole assets interests in the Partnership or any other Person that is a borrower, or the general partner of a borrower, under the Mortgage; (iii) has one Independent Director duly appointed to its board of directors; and (iv) is a single-purpose entity.

“Lender” means Morgan Guaranty Trust Partnership of New York, or any of its successors and assigns under the Mortgage.

“Loan Documents” means the Mortgage and the promissory notes, mortgages, security agreements, subordination and nondisturbance agreements, assignments of leases and rents and other agreements, instruments and documents entered into by or on behalf of the Partnership in connection with the Mortgage.

“Manager” has the meaning ascribed to it in that certain Limited Liability Operating Agreement of the General Partner dated as of even date herewith.

“Mortgage” means that certain Mortgage and Security Agreement by the Partnership to the Lender dated November 24, 1999.

“Partner Minimum Gain” means the gain (regardless of character) that would be realized by the Partnership if property of the Partnership subject to a member nonrecourse debt (defined in the same manner as partner nonrecourse debt is defined in Treasury Regulation Section 1.704-2(b)(4)) were disposed of in full satisfaction of such debt on the relevant date. The adjusted basis of property subject to more than one member nonrecourse debt shall be allocated in a manner consistent with the allocation of basis for the purpose of determining Partner Minimum Gain hereunder.

“Partnership Minimum Gain” means the aggregate gain (regardless of character) which would be realized by the Partnership if all of the Partnership Property subject to a nonrecourse liability (as defined in Treasury Regulation Section 1.704-2(b)(3)) were disposed of in full satisfaction of such liability on the relevant date. Partnership Minimum Gain shall be computed separately for each nonrecourse liability of the Partnership. For this purpose, the adjusted basis of property subject to two or more liabilities of equal priority shall be allocated among such liabilities in proportion to the outstanding balance of such liabilities and the adjusted basis of property subject to two or more liabilities of unequal priority shall be allocated to the liability of inferior priority only to the extent of the excess, if any, of the adjusted basis of such property over the outstanding balance of the liabilities of superior priority. Partnership Minimum Gain shall be computed hereunder using the book value of the property for Capital Account purposes, rather than the adjusted tax basis, of Partnership Property in accordance with the Treasury Regulations Section 1.704-2(d)(3).

“Partnership Property” means all real and personal property acquired by the Partnership and any improvements thereto, and shall include both tangible and intangible property.

“Percentage Interest” means, as to a Partner, it percentage interest in the Partnership, as set forth on Appendix II, which may be amended from time to time.

“Profits” and “Losses” means, for each fiscal year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period (including, without limitation, all items of income, gain, loss or deduction allocable to the Partnership in respect of its interests in the Partnership Property for such year or period) determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(2) shall be included in taxable income or loss), with the following adjustments:

(a)	Any income of the Partnership that is exempt from Federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this Section shall be added to such taxable income or loss;

(b)	Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits and Losses pursuant to this Section, shall be subtracted from such taxable income or loss;

(c)	Gain or loss resulting from any disposition of Partnership Property (including, without limitation, all items of gain or loss resulting from disposition of any property by a Partnership and allocable to the Partnership in respect of its interests therein) with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(d)	In lieu of the depreciation, amortization, and the cost recovery deductions taken into account for such fiscal year or other period in computing such taxable income or loss, there shall be taken into account Depreciation; and

(e)	Notwithstanding any other provision herein, any items which are specially allocated pursuant to Section 16 hereof shall not be taken into account in computing Profits and Losses.

“Property” means, collectively, the real property described more fully on Schedule B hereto and the improvements located thereon, commonly known as Wayne Nursing and Rehabilitation Center located in Wayne, Pennsylvania.

“Tenant” means Jefferson Extended Care, Inc., a Pennsylvania nonstock corporation, as the tenant and facility operator under the Facility Lease, and any other Person who becomes the tenant and/or facility operator under the Facility Lease in accordance with the terms thereof and, during the Covered Period, in compliance with any applicable terms of the Loan Documents (or, if not in compliance with any such applicable terms, then with the consent of the Lender).

“Treasury Regulations” means the income tax regulations promulgated under the Code by the Department of the Treasury.

v

APPENDIX II

PERCENTAGE INTEREST

[INTENTIONALLY OMITTED]

SCHEDULE A

NAMES, ADDRESSES AND CAPITAL CONTRIBUTIONS

[INTENTIONALLY OMITTED]

SCHEDULE B

PROPERTY

[INTENTIONALLY OMITTED]